Filed Pursuant to Rule 433

Registration Statement No. 333-188395

PERRIGO COMPANY

$600,000,000 2.950% Notes due 2023

Term Sheet

May 9, 2013

Issuer:	Perrigo Company

Expected Ratings (Moody’s / S&P)*:	Baa3 / BBB

Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	May 9, 2013

Expected Settlement Date:	May 16, 2013 (T+5)

Interest Payment Dates:	May 15 and November 15 of each year

First Interest Payment Date:	November 15, 2013

Principal Amount:	$600,000,000

Maturity Date:	May 15, 2023

Benchmark Treasury:	2.00% UST due February 15, 2023

Benchmark Treasury Yield:	1.760%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	3.010%

Coupon:	2.950%

Price to Public:	99.485%

Make-Whole Call:	At any time before February 15, 2023 (three months prior to maturity), Treasury Rate + 20 basis points

Par Call:	At any time on or after February 15, 2023 (three months prior to maturity)

CUSIP Number / ISIN Number:	714290 AD5 / US714290AD59

Day Count:	30/360

Minimum Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC J.P. Morgan Securities LLC

Senior Co-Manager:	HSBC Securities (USA) Inc.

Co-Managers:	Fifth Third Securities, Inc. Hapoalim Securities USA, Inc. PNC Capital Markets LLC RBS Securities Inc. U.S. Bancorp Investments, Inc. Comerica Securities, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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